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                                                                    EXHIBIT 99.1

(GAYLORD ENTERTAINMENT(TM) LOGO)

                                                           FOR IMMEDIATE RELEASE

                          GAYLORD ENTERTAINMENT COMPANY
                    ANNOUNCES PROPOSED SENIOR NOTES OFFERING

Nashville, Tenn., (Nov. 16, 2004) -- Gaylord Entertainment Co. (NYSE: GET) (the "Company") today announced that it intends to offer, subject to market and other conditions, $200 million in aggregate principal amount of senior notes due 2014. The senior notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The interest rate, offering price, ultimate aggregate principal amount and other terms of the notes are to be determined by negotiations between the Company and the initial purchasers of the notes. The notes will rank equally in right of payment with the Company's other unsecured unsubordinated debt, but will be effectively subordinated to all of the Company's secured debt to the extent of the assets securing such debt. The notes will be guaranteed on a senior unsecured basis by each of the Company's subsidiaries that is a borrower or guarantor under the Company's 2003 senior secured credit facility or that is a guarantor under the Company's outstanding 8% senior notes due 2013. The Company plans to use the proceeds of the offering to repay the Company's Nashville hotel loan and to pay fees and expenses related to the notes offering. Following repayment of the Nashville hotel loan, the entities that are borrowers or guarantors under that loan will become guarantors of the notes being offered, the 8% senior notes due 2013 and the 2003 senior secured credit facility.

The securities will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The foregoing statements regarding the Company's intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. The Company's ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.


                                     -more-

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INVESTOR RELATIONS CONTACTS:                MEDIA CONTACTS:

David Kloeppel, CFO                         Greg Rossiter
Gaylord Entertainment Company               Gaylord Entertainment Company
(615) 316-6101                              (615) 316-6302
dkloeppel@gaylordentertainment.com          grossiter@gaylordentertainment.com

           ~OR~                                            ~OR~

Jason Morgan                                Dan O'Connor
Gaylord Entertainment Company               Sloane & Company
(615) 316-6561                              (212) 446-1865
jmorgan@gaylordentertainment.com            doconnor@sloanepr.com